NEWS BULLETIN
FROM:                                                              EXHIBIT 99.1

[DT INDUSTRIES LOGO]                                   907 West Fifth Street
                                                        Dayton, OH  45407

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FRB/WEBER SHANDWICK
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@WEBERSHANDWICK.COM
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 12, 2003

                DT INDUSTRIES REPORTS FIRST QUARTER 2004 RESULTS
                ------------------------------------------------

DAYTON, OH, NOVEMBER 12, 2003 - DT INDUSTRIES, INC. (NASDAQ: DTII), an engineering-driven designer, manufacturer and integrator of automated systems and related equipment used to assemble, test or package industrial and consumer products, today reported a net loss of $7.8 million or $0.33 per share for the quarter ended September 28, 2003 compared to a net loss of $1.2 million or $0.05 per share in the corresponding prior year period. Net sales decreased 33% to $46.8 million for the quarter ended September 28, 2003 compared to sales of $69.4 million for the first quarter of fiscal 2003. The Company incurred an operating loss of $5.7 million in the first quarter of this fiscal year versus realizing operating income of $0.7 million in the same period last year.

First quarter 2004 order in-flow was $47.7 million, down from $55.2 million in the first quarter of the prior year. Backlog at September 28, 2003 was $89.4 million, compared to $128.5 million a year earlier and $88.9 million at the end of fiscal year 2003.

FIRST QUARTER EVENTS

During the recently completed quarter, operating results were negatively impacted by the low sales levels, due to the continuing weakness in domestic manufacturing orders. The low sales levels contributed to a decline in the Company's gross margin to 14.9% during the first quarter of fiscal 2004 compared to a 20.0% gross margin achieved in the first quarter of the prior year. This decline is partly due to the Company's fixed costs being spread over a lower level of sales. In addition, costs of sales in the first quarter of 2004 included $0.4 million incurred in the manufacture of the equipment for production of Earthshell products and $0.3 million of additional pension costs incurred by the Company's European Assembly and Test operation.

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DT INDUSTRIES, INC.
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As noted below, results from the Company's Material Processing segment were most heavily impacted by the lower customer order activity, as sales were $20.9 million lower in 2004 than in 2003 and operating profits were down by $6.0 million.

Selling, general and administrative expense was $11.2 million, or $2.0 million lower than in the first quarter of fiscal 2003, reflecting cost reduction measures taken during the latter half of fiscal 2003. The first quarter 2004 amount includes over $1.0 million of non-recurring restructuring costs, while the corresponding first quarter of fiscal 2003 amount includes slightly less than $0.3 million of similar type costs.

CHANGES IN REPORTING SEGMENTS

As a result of the Company's decision to transfer the manufacturing portion of the Precision Assembly segment to its Material Processing segment operations in Lebanon, Missouri, the Company has combined the Precision Assembly segment into the Material Processing segment.

SEGMENT DATA

The Material Processing Segment experienced a decrease in sales to $20.9 million in the first quarter of 2004 compared to sales of $41.9 million in the first quarter of 2003, while the operating income on those sales decreased by $6.3 million to a $2.9 million operating loss in 2004 compared to $3.4 million of operating income in the same period of 2003. A reduction in orders during 2003 from a long-term electronics customer contributed $19.1 million to the sales decline. The decline in operating income was primarily the result of less gross margin on the lower sales. Backlog at the end of the current quarter was $32.2 million compared to $67.1 million at the end of the first quarter last year and $34.2 million at the end of fiscal year 2003. Backlog was negatively impacted by the lower order level and by the previously announced fourth quarter fiscal 2003 contract termination by a customer purchasing the Company's Earthshell equipment. Although the cancelled order reduced year end backlog by $12.3 million, the Company received a $5.3 million purchase order for this equipment from a new customer in the first quarter of fiscal 2004, which is included in its September 2003 backlog.

The Assembly and Test Segment, which serves primarily the auto, truck and heavy equipment industries, saw its sales decline slightly to $20.8 million during the current quarter compared to $21.7 million in the prior year's quarter. The segment incurred an operating loss of $0.5 million in 2004, including $0.4 million of additional non-cash pension costs and an asset impairment charge of $0.4 million, compared to an operating loss of $0.7 million in the year earlier period. Backlog at the end of the quarter was $48.4 million compared to $45.4 million at the end of the first quarter last year and $46.6 million at the end of fiscal year 2003. The segment saw an increase in orders to $22.4 million in the first quarter of 2004 compared to $18.8 million in the same period last year, but a slight decline over the $24.8 million of orders received in the fourth quarter of fiscal 2003.

Packaging Systems segment sales were $5.1 million in the current quarter compared to last year's first quarter level of $5.9 million, while the segment realized operating income of $0.1 million in 2004 compared to an operating loss of $0.1 million in 2003. Backlog was $8.8

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DT INDUSTRIES, INC.
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million at the end of the current quarter compared to $16.0 million at the end of the same quarter last year and $8.0 million at the end of fiscal year 2003.

OUTLOOK

Stephen Perkins, President and Chief Executive Officer, stated, "Our operating performance during the first quarter continued to reflect the challenging market conditions that have existed for the capital goods sector during the past few years. During this period, we have endeavored to better align our cost structure with the lower sales volume we have been experiencing. While we have been successful in lowering certain of our fixed costs, including having all employees accept compensation and company-paid benefit reductions, the significant reduction in orders/sales has more than offset our cost reduction efforts. We will continue our focus on cost containment and, more importantly, performance to improve our operating results.

The rate of new order inflow has been fairly consistent over the past three quarters at slightly under $50.0 million per quarter. We are optimistic this is an indicator of a reversal of the declining order trend we experienced for two plus years prior to then. While this stabilized order rate is still below the order level which the Company hopes to achieve in the future, it is an encouraging sign. In September, we were pleased to book a $3.1 million order at our Assembly & Test operation from a Chinese auto supplier, in addition to the previously mentioned order of $5.3 million of Earthshell production equipment from a new customer. We have been expanding our sales efforts in Asia and developing markets, where we expect significant capital equipment purchases to occur over the remainder of the decade."

CONFERENCE CALL

DT Industries has scheduled its quarterly conference call for November 12 at 11 a.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 706-634-1012 or 800-437-4632 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week. A replay of the call will also be available until 12:00 midnight EST on November 19, 2003, by dialing 706-645-9291. The confirmation number for the replay is 3882751.

Certain information contained in this press release includes forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These statements comprising all statements herein that are not historical reflect the Company's current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what we believe to be significant factors affecting our businesses, including many assumptions regarding future events. References to the words "intend", "hopes", "expect", "optimistic" and similar expressions used herein indicate such forward-looking statements. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties

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DT INDUSTRIES, INC.
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and other factors, including the amount and availability of, and our ability to comply with restrictions and covenants relating to indebtedness under our senior credit facility, our ability to effectively manage our cash to meet our liquidity and debt reduction needs through July 2, 2004, our ability to refinance or further extend our senior credit facility in order to meet our liquidity needs and continue as a going concern after July 2, 2004, our ability to achieve anticipated savings from our corporate restructuring and cost reduction initiatives, our ability to continue upgrading and modifying our financial, information and management systems and controls to manage our operations on an integrated basis and report our results, continued economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, customer demand for new products and applications, the loss of a key customer, significant pre-tax charges, including for goodwill impairment, the write-down of assets, warranty-related expenses and restructuring charges, foreign currency exchange rate fluctuations, changes in interest rates, increased inflation and collectibility of past due customer receivables and other factors under "Business -- Risks Related to Our Business" described in our Form 10-K for the fiscal year ended June 29, 2003, as filed with the SEC.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                          -FINANCIAL TABLES TO FOLLOW-

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DT INDUSTRIES, INC.
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DT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)


                                                                        SEPTEMBER 28,           JUNE 29,
                                                                            2003                  2003
                                                                        -------------           ---------
ASSETS

      Current assets:

         Cash and cash equivalents                                         $   4,841           $   4,912


         Accounts receivable, net                                             30,657              28,999

         Costs and estimated earnings in excess of amounts billed
            on uncompleted contracts                                          28,174              29,242

         Inventories, net                                                     26,718              28,905

         Prepaid expenses and other                                            5,987               5,886
                                                                           ---------           ---------
            Total current assets                                              96,377              97,944

      Property, plant and equipment, net                                      29,231              30,041

      Goodwill                                                                74,803              75,316

      Other assets, net                                                        5,036               5,944
                                                                           ---------           ---------
                                                                           $ 205,447           $ 209,245
                                                                           =========           =========
   LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities:

         Senior secured term and revolving credit facility                 $  46,929           $  39,492

         Current portion of other long-term debt                                 107                 124

         Accounts payable                                                     15,053              16,200

         Customer advances                                                    11,267              15,739

         Billings in excess of costs and estimated earnings on
            uncompleted contracts                                              7,116               5,003


         Accrued liabilities                                                  25,704              26,137
                                                                           ---------           ---------
            Total current liabilities                                        106,176             102,695
                                                                           ---------           ---------

      Long-term debt                                                           1,473               1,491

      Other long-term liabilities                                             24,754              24,316
                                                                           ---------           ---------
            Total non-current liabilities                                     26,227              25,807
                                                                           ---------           ---------

      Commitments and contingencies

      Company-obligated, mandatorily redeemable convertible
         preferred securities of subsidiary DT Capital Trust
         holding solely convertible junior subordinated
         debentures of the Company                                            37,406              37,005


      Stockholders' equity:

         Preferred stock, $0.01 par value; 1,500,000 shares
            authorized; no shares issued and outstanding                       ---                 ---

         Common stock, $0.01 par value; 100,000,000 shares
            authorized; 23,667,932 shares outstanding at
            September 28, 2003 and June 29, 2003                                 246                 246


         Additional paid-in capital                                          188,060             188,060

         Accumulated deficit                                                (111,167)           (103,394)

         Accumulated other comprehensive loss                                (18,838)            (18,479)

         Unearned portion of restricted stock                                   (146)               (178)

         Less -
            Treasury stock (968,488 shares at September 28, 2003
            and June 29, 2003), at cost                                      (22,517)            (22,517)
                                                                           ---------           ---------
            Total stockholders' equity                                        35,638              43,738
                                                                           ---------           ---------
                                                                           $ 205,447           $ 209,245
                                                                           =========           =========


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DT INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                                                    THREE MONTHS ENDED
                                                                           ------------------------------------
                                                                            SEPTEMBER 28,         SEPTEMBER 29,
                                                                               2003                    2002
                                                                           ------------           ------------
   Net sales                                                               $     46,813           $     69,442

   Cost of sales                                                                 39,852                 55,568
                                                                           ------------           ------------
   Gross profit                                                                   6,961                 13,874

   Selling, general and administrative expenses                                  11,181                 13,197

   Asset impairment                                                                 423

   Restructuring charges                                                          1,057                  ---
                                                                           ------------           ------------
   Operating income (loss)                                                       (5,700)                   677

   Interest expense, net                                                          1,672                  1,438


   Dividends on Company-obligated, mandatorily redeemable
        convertible preferred securities of subsidiary DT Capital
        Trust holding solely convertible junior
        subordinated debentures of the Company                                      401                    401
                                                                           ------------           ------------
   Loss before income taxes                                                      (7,773)                (1,162)


   Provision (benefit) for income taxes                                           ---                    ---
                                                                           ------------           ------------

   Net loss                                                                $     (7,773)          $     (1,162)
                                                                           ============           ============
   Net loss per common share:

        Basic                                                              $      (0.33)          $      (0.05)

        Diluted                                                            $      (0.33)          $      (0.05)
                                                                           ============           ============

   Weighted average common shares outstanding:

        Basic                                                                23,652,932             23,647,932

        Diluted                                                              23,652,932             23,647,932
                                                                           ============           ============



          See accompanying Notes to Consolidated Financial Statements.

   Net sales for the Company's reportable segments consisted of the following:


                                                 THREE MONTHS ENDED

                                      SEPTEMBER 28, 2003     SEPTEMBER 29, 2002
                                     ---------------------  --------------------
   Net sales

      Material Processing                 $20,880               $41,940

      Packaging Systems                     5,141                 5,851

      Assembly & Test                      20,792                21,651
                                          -------               -------
         Consolidated total               $46,813               $69,442
                                          =======               =======


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DT INDUSTRIES, INC.
ADD 2

     The reconciliation of segment operating income (loss) to consolidated loss before income taxes consisted of the following:

                                                                           THREE MONTHS ENDED

                                                                SEPTEMBER 28, 2003       SEPTEMBER 29, 2002
                                                              ----------------------   ---------------------
   Material Processing                                              $(2,921)               $ 3,362

   Packaging Systems                                                     53                    (52)

   Assembly & Test                                                     (451)                  (669)
                                                                    -------                -------
      Operating income (loss) for reportable segments                (3,319)                 2,641

   Corporate                                                         (2,381)                (1,964)

   Interest expense, net                                             (1,672)                (1,438)

   Dividends on Company-obligated, mandatorily
     redeemable convertible preferred securities
     of subsidiary DT Capital Trust holding solely
     convertible junior subordinated debentures of
     the Company                                                       (401)                  (401)
                                                                    -------                -------
      Consolidated loss before income taxes                         $(7,773)               $(1,162)
                                                                    =======                =======


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